Exhibit 99.1

Providence and Worcester Railroad Company Shareholders Approve Acquisition by Genesee & Wyoming Inc.

WORCESTER, MA – October 26, 2016 – Shareholders of Providence and Worcester Railroad Company (“PWRR”) (NASDAQ:PWX) today approved the proposed acquisition of PWRR by Genesee & Wyoming Inc. (“G&W”) (NYSE:GWR) pursuant to the previously disclosed Merger Agreement, dated as of August 12, 2016 (the “Merger Agreement”) at its special meeting of shareholders.

Subject to the terms of the Merger Agreement, PWRR will merge with Pullman Acquisition Sub Inc., a wholly-owned subsidiary of G&W, with PWRR surviving the merger and becoming a wholly-owned subsidiary of G&W. Under the terms of the Merger Agreement, at the effective time of the merger, (i) each outstanding share of the $50.00 par value preferred stock of PWRR will be deemed to be converted, along with the aggregate accrued or accumulated and unpaid dividends thereon, into 100 shares of the $0.50 par value common stock of PWRR (based on the existing conversion ratio of the preferred stock), and (ii) each outstanding share of common stock (including common stock into which the preferred stock has been deemed converted) shall be converted into and exchanged for the right to receive cash in the amount of $25.00 per share of common stock.

PWRR shareholders also approved an advisory proposal regarding the compensation that may be paid or become payable to PWRR’s named executive officers in connection with the merger.

Following the special meeting of PWRR shareholders, Robert H. Eder, Chairman of the Board and Chief Executive Officer of PWRR, said “We are very grateful to our shareholders for their overwhelming support of this transaction. With today’s vote, we move one step closer to completing the transaction with Genesee & Wyoming, to the benefit of our shareholders, employees, customers, and the communities we serve.”

The merger is scheduled to close on or around November 1, 2016, subject to the satisfaction of the remaining customary closing conditions.

About Providence and Worcester Railroad Company

PWRR is a regional freight railroad operating in Massachusetts, Rhode Island, Connecticut and New York. PWRR is the only interstate freight carrier serving the State of Rhode Island and possesses the exclusive and perpetual right to conduct freight operations over the National Railroad Passenger Corporation’s (Amtrak) Northeast Corridor between New Haven, Connecticut and the Massachusetts/Rhode Island border. Since commencing independent operations in 1973, PWRR, through a series of acquisitions of connecting lines and trackage rights agreements, has grown from 45 miles of track to its current system of approximately 516 miles. PWRR services the largest international double-stack intermodal terminal facility in New England in Worcester, Massachusetts, a strategic location for regional transportation and distribution enterprises. PWRR’s common stock is listed on the Nasdaq Global Select Market under the ticker symbol “PWX”. PWRR’s principal executive offices are located at 75 Hammond Street, Worcester, Massachusetts 01610, its telephone number is (508) 755-4000, and its website is www.pwrr.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the proposed transaction, including benefits of the transaction, and the anticipated timing of the transaction. These forward-looking statements generally are identified by the words “believe”, “project”, “expect”, “anticipate”, “estimate”, “future”, “strategy” , “opportunity”, “plan”, “may”, “should”, “will”, “would”, “will be”, “will continue”, “will likely result”, and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to: (i) the risk that the transaction may not be completed in a timely manner or at all, which may adversely affect the Company’s business and the price of the Company’s common stock, (ii) the failure to satisfy the conditions to the consummation of the transaction, including the receipt of certain governmental and regulatory approvals, (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, (iv) the effect of the announcement or pendency of the transaction on the Company’s business relationships, operating results and business generally, (v) risks that the proposed transaction disrupts current plans and operations of the Company and potential difficulties in Company employee retention as a result of the transaction, (vi) risks related to diverting management’s attention from the Company’s ongoing business operations, and (vii) the outcome of any legal proceedings that may be instituted against the Company related to the merger agreement or the transaction. In addition please refer to the documents that the Company files with the SEC on Forms 10-K, 10-Q and 8-K. These filings identify and address other important risks and uncertainties that could cause events and results to differ materially from those contained in the forward-looking statements set forth in this press release. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements and the Company assumes no obligation, and does not intend, to update or revise these forward-looking statements, whether as result of new information, future events, or otherwise.

Contact: Charles D. Rennick

75 Hammond Street

Worcester, MA 01610

Phone (508) 755-4000, ext. 365

Fax (508) 795-0748